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Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Incorporation

NASSDA International Corporation	California
NASSDA EUROPE	France
NASSDA GmbH*	Germany
NASSDA International Cayman Islands*	Cayman Islands
NASSDA International U.K. Limited*	England and Wales

*
A wholly owned subsidiary of NASSDA International Corporation

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  Exhibit 21.1
SUBSIDIARIES